Exhibit 10.17

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

COOPERATION AND LICENSE AGREEMENT

BETWEEN

ROGCON INC.

AND

PRAXIS PRECISION MEDICINES, INC.

COOPERATION AND LICENSE AGREEMENT

This COOPERATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 11th day of September, 2019 (the “Effective Date”) by and between RogCon Inc., a Delaware corporation, having its principal place of business at 5251 LaGorce Drive, Miami Beach, FL 33140 RogCon”), and Praxis Precision Medicines, Inc., a Delaware corporation with its principal place of business at 101 Main Street #1210, Cambridge, MA 02142 (“Praxis”). Praxis and RogCon each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, coincident with the execution of this Agreement, Praxis is entering into that certain Research Collaboration, Option and License Agreement with Ionis Pharmaceuticals, Inc. (“Ionis”) (the “Ionis Agreement”) pursuant to which Praxis and Ionis will, among other things, collaborate to develop an antisense oligonucleotide product for the treatment of epilepsy caused by mutations of the SCN2A gene and Praxis will have the exclusive right to commercialize such product, all on the terms and conditions set forth therein;

WHEREAS, RogCon initially identified the opportunity with Ionis and possesses certain Patent Rights, Know-How, technology and expertise with respect to such a product; and

WHEREAS, RogCon and Praxis are interested in combining their expertise to cooperate with respect to the development and commercialization of such product, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth (a) in the Ionis Agreement (except that references to a Party or the Parties, shall mean the Party or Parties hereto), (b) if not listed in the Ionis Agreement, in APPENDIX 1, or (c) if not listed in the Ionis Agreement or the in APPENDIX 1, in places throughout this Agreement.

ARTICLE 2.

ACTIVITIES / COORDINATION

2.1	Coordination Committee.

2.1.1.

Scope/Decision-Making. The Parties shall establish a “Coordination Committee” to (a) consider strategic matters pertaining to the Research, Development, and Commercialization of Product for the Field in the Major Markets (including associated regulatory matters) and (b) review and monitor the progress of such activities. The Coordination Committee shall be composed of three (3) individuals appointed by each Party, which shall include the Chief Executive Officers from each Party. All decisions of the Coordination Committee shall be made by consensus with each Party acting in good faith; however, if the Coordination Committee is unable to make any decision after good faith discussions, then the Chief Executive of Praxis shall have the right to make such decision. All such decisions shall be in writing. For clarity, the Coordination Committee’s decision-making (and the Praxis Chief Executive’s final decision-making) shall not include any right (a) to unilaterally impose any obligation on the other Party (b) to amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of the Coordination Committee shall be in contravention of any terms and conditions of this Agreement.

2.1.2.

Meetings. The Coordination Committee will meet prior to each meeting of the JSC under the Ionis Agreement to discuss matters on the agenda for the JSC meeting in an attempt to obtain alignment. After the dissolution of the JSC under the Ionis Agreement, the Coordination Committee will meet twice annually until the expiration of the Commitment Period. Additionally, each Party may also call for special meetings twice per year at any time during the Term to address matters requiring prompt attention with at least [***] prior notice (or such shorter period as necessary to address exigent matters) to resolve particular matters identified by such Party in such notice.

2.2	Certain Activities.

2.2.1.

By Praxis. Praxis will conduct (itself or through one or more designees), at its own cost and expense, the Research and other activities assigned to it under the Research Plan, Development Candidate Identification Plan (including recordkeeping and reporting) or otherwise under the Ionis Agreement.

2.2.2.

By RogCon. Subject to Section 4.1.3, RogCon will conduct (itself or through one or more third party service providers approved in advance by Praxis), the Research and other activities related to the Development of a Product as may be reasonably requested by Praxis from time to time (such activities, “RogCon Activities”). In addition, upon Praxis’ request, RogCon shall assign or otherwise transfer the benefits of its agreements with certain third party service providers to Praxis, including execution of such documents or taking such other actions reasonably requested by Praxis as may be necessary to effect such assignment or transfer.

2.3

Selection of Development Candidate. As between the Parties, Praxis shall have the right to select the Development Candidate and any Related Compound(s) and make other decisions allocated to Praxis under the Ionis Agreement; provided that Praxis shall consult with RogCon (through the Coordination Committee) and take into consideration RogCon’s positions with respect thereto.

2.4

Provision of Information. Praxis will promptly provide to RogCon (through the Coordination Committee) all information (a) received from Ionis under the Ionis Agreement (including the Development Candidate Data Package) or (b) generated by or on behalf of Praxis or its Affiliates in the course of performing its activities under the Ionis Agreement, in each case of (a) and (b), only if and to the extent such information is reasonably necessary for the Coordination Committee to conduct those matters for which is it responsible.

2.5

Invitations. Praxis will use good faith efforts to invite RogCon to each scheduled meeting between Praxis and Ionis under the Ionis Agreement (and forward any meeting invite received from Ionis on which a RogCon representative is not copied) at which strategic matters pertaining to the Research, Development or Commercialization of Product for the Field in the Major Markets (including associated regulatory matters) are being discussed or decided, reasonably in advance to facilitate RogCon’s participation. For clarity, RogCon will have (i) the right to have a single representative attend, and to the extent permitted by the Ionis Agreement, participate in any such meeting and (ii) no right to have any of its representatives attend any portion of a meeting not pertaining to Product.

ARTICLE 3.

LICENSES / EXCLUSIVITY

3.1

License to Praxis. Subject to the terms and conditions of this Agreement and the Non-Exclusive Patent License Agreement dated September 11, 2019 between RogCon and Ionis (the RogCon- Ionis Agreement”), RogCon hereby grants, on behalf of itself and its Affiliates, to Praxis an exclusive, worldwide license under the RogCon IP to Research, Develop and Commercialize Product in the Field. Praxis shall have the right to exercise such license through its Affiliates solely for as long as such entity remains an Affiliate of Praxis, and Praxis shall remain responsible for the compliance of such Affiliate with the applicable terms of this Agreement.

3.2

Sublicenses. The license under Section 3.1 includes the right to grant sublicenses (through one or more tiers) within the scope thereof, including entering into any marketing partnering arrangement or any option for any such sublicense or arrangement (each, a “Sublicense”), without the consent of RogCon, subject to the following:

3.2.1.

Process. Praxis agrees to keep RogCon reasonably informed of any discussion with respect to a proposed Sublicense; and at RogCon’s reasonable request in connection therewith, Praxis will discuss any concerns that RogCon has with respect thereto.

3.2.2.

Copies. Praxis shall promptly notify RogCon of the grant of each Sublicense and provide RogCon a copy of the final executed sublicense agreement, redacted for information not pertinent to this Agreement.

3.2.3.

Responsibility. Praxis shall be responsible for the failure of any other Person bound by a Sublicense, and will use all commercially reasonable efforts to ensure that any such other Person complies in all material respect with any such Sublicense and with all relevant restrictions, limitations and obligations in this Agreement.

3.3

No Other Rights. Each Party acknowledges that the rights and licenses granted under this ARTICLE 3 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent Rights or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

3.4

Exclusivity of Efforts. During the Term of this Agreement, RogCon agrees on its behalf and on behalf of its controlled Affiliates (a) not to conduct, participate in or sponsor, directly or indirectly, any activities directed toward the research of an ASO that is designed to bind to the mRNA or pre-mRNA and down-regulate the expression of SCN2A gene products (each, a “Competing Compound”) or the development, commercialization or exploitation of any pharmaceutical product incorporating any Competing Compound (collectively, such activities “Competing Activities”) or (b) appoint, license or otherwise authorize any Third Party, whether pursuant to such license, appointment, or authorization or otherwise to perform any Competing Activities. For clarity, nothing in this Section 3.4 is intended to prevent RogCon from conducting, participating in, or sponsoring (i) any independent research, development or commercialization of non-ASO compounds or pharmaceutical products incorporating the same, whether itself or through others, (ii) general technology development, including the discovery, research and development of assays or informatics, technologies, in each case with general applicability, or (iii) to generate specificity data, including negative controls and information with respect thereto, in each case of (i)—(iii) not directed predominantly to Competing Activities.

ARTICLE 4.

FINANCIAL TERMS

4.1	Consideration. In consideration for the obligations of RogCon and the rights and licenses granted to Praxis hereunder, the Parties agree as follows:

4.1.1.

Re-characterization of outstanding loan. The Parties acknowledge that all amounts outstanding as of the Effective Date under that certain Loan Agreement, that certain Promissory Note and that certain Security Agreement, each dated December 21, 2018 (collectively, the “Credit Facility”) between Praxis and RogCon shall be capitalized and no longer due and the Credit Facility is hereby terminated in its entirety by mutual agreement and neither Party shall have any further liability thereunder.

4.1.2.

Repayment of certain notes. Within [***] following the Effective Date, Praxis shall retire the total amounts of principal and interest outstanding as of the Effective Date under those certain Non-Negotiable Demand Promissory Notes, dated December 19, 2018, between RogCon Inc. and London Management Corp. and PN Family Enterprises, Ltd.

4.1.3.

Reimbursement. Within [***] after the Effective Date, RogCon shall prepare and provide to Praxis (a) a written report which details the Research and Development activities performed in relation to Product prior to the Effective Date, and an accounting of all out-of-pocket costs incurred by RogCon in connection therewith, along with reasonable supporting documentation with respect thereto and (b) an invoice for the amount of the out-of-pocket costs specified in such report. In addition, within [***] after the end of every calendar month during the Term during which RogCon performs RogCon Activities, RogCon shall prepare and provide to Praxis (i) a written report which details the activities performed and an accounting of all out-of-pocket costs incurred by RogCon in performing such activities in the prior calendar month, along with reasonable supporting documentation with respect thereto and (ii) an invoice for the amount of the out-of-pocket costs specified in such report. All undisputed costs within the aforementioned invoices shall be paid by Praxis in accordance with Section 4.2.2. Praxis will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to RogCon, have access during normal business hours, and upon reasonable prior written notice, to RogCon’s records as may be reasonably necessary to verify the accuracy of out-of-pocket costs reimbursable or reimbursed by Praxis pursuant to this Section 4.1.3 for any calendar month, Calendar Quarter or Calendar Year within the preceding [***]; provided, however, that Praxis will not have the right to conduct more than [***] such audit in any Calendar Year. The accounting firm will disclose to Praxis only whether the invoiced out-of-pocket expenses reimbursed or reimbursable pursuant to this Section 4.1.3 are correct and the details of any discrepancies. Praxis will bear the cost of such audit unless the audit reveals an underreporting of more than the greater of [***] of amounts paid or payable to RogCon over an applicable Calendar Year, in which case RogCon will promptly reimburse the cost of the audit. If, based on the results of such audit, amounts were overpaid by Praxis to RogCon, RogCon will issue to Praxis a credit in the amount of such overpayment, which credit may be applied against future royalty payments owed by Praxis to RogCon under this Agreement. Praxis and its accounting firm will treat the financial information subject to review under this Section 4.1.3 in accordance with the confidentiality provisions of ARTICLE 10.

4.1.4.

Milestone Payment. In partial consideration for the rights and licenses granted to Praxis hereunder, Praxis will pay to RogCon a one-time, non-refundable, non-creditable milestone payment of $3 million, which milestone will be payable within [***] after the date both of the following conditions have been met: (a) the first Profit Share Payment has become due and payable to RogCon under Section 4.1.5 and (b) the Additional Milestone Payment, the [***] and the [***] (each as defined in the Ionis Agreement) have become due and payable to Ionis under the Ionis Agreement.

4.1.5.

Profit Share Payments. In partial consideration for the rights and licenses granted to Praxis hereunder, Praxis will pay to RogCon the percentages of Net Profits as set forth in TABLE 1 below (collectively, the “Profit Share Payments”)-.

TABLE 1
Timing	Percentage of Net Profits
For all Net Profits generated during the period beginning on the Effective Date and ending on March 31 of the Calendar Year following the first Calendar Year in which annual, worldwide Net Product Revenues first exceed [***]	[***]

For all Net Profits generated during the period beginning on April 1 of the Calendar Year following the first Calendar Year in which annual, worldwide Net Product Revenues first exceed [***] and until March 31 of the Calendar Year following the first Calendar Year in which annual, worldwide Net Product Revenues first exceed [***]	[***]

For all Net Profits generated during the period beginning on April 1 of the Calendar Year following the first Calendar Year in which annual, worldwide Net Product Revenues first [***]	[***]

For the avoidance of doubt, even if annual, worldwide Net Product Revenues never exceed [***], Praxis will still pay to RogCon [***] of all Net Profits generated after the Effective Date.

4.2	Payment Logistics / Records.

4.2.1.

Payment Reports. Each payment of a Profit Share Payment will be accompanied by a report summarizing the calculation of Net Profits (including the calculation of (a) Net Product Revenues, (b) Net Sublicense Revenues, and (c) Net Recoveries) during the relevant Calendar Quarter. If no Profit Share Payment is payable in respect of a given Calendar Quarter, Praxis will submit a written report to RogCon so indicating.

4.2.2.

Mode of Payment. All payments under this Agreement will be, unless expressly provided herein otherwise, (a) payable in full in U.S. dollars (b) made by wire transfer of immediately available funds to an account designated by RogCon in writing, and (c) made within [***] of invoice. Whenever for the purposes of calculating any Profit Share Payment payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into U.S. dollars by using the rate used by Praxis to report its audited finances or, if not so reported, by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two Business Days before the end of such month.

4.2.3.

Records Retention. Commencing with the first accrual of Net Profits, Praxis will keep, and will require its Affiliates to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Profits for a period of [***] after the year in which such Net Profits accrue and in sufficient detail to permit RogCon to confirm the accuracy of any Profit Share Payment hereunder.

4.2.4.

Audits of Payment Reports. RogCon will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Praxis, have access during normal business hours, and upon reasonable prior written notice, to Praxis’ records as may be reasonably necessary to verify the accuracy of Net Profits and any other payment due pursuant to this ARTICLE 4, as applicable, for any Calendar Quarter or Calendar Year within the preceding [***]; provided, however, that RogCon will not have the right to conduct more than [***] such audit in any Calendar Year. The accounting firm will disclose to RogCon only whether the reported Net Profits and any other payments due pursuant to this ARTICLE 4 are correct and details of any discrepancies. RogCon will bear the cost of such audit unless the audit reveals an underreporting of more than the greater of [***] of amounts payable to RogCon over an applicable Calendar Year, in which case Praxis will promptly reimburse the cost of the audit. If, based on the results of such audit, additional payments are owed by Praxis under this Agreement, Praxis will make such additional payments, with interest as set forth in Section 4.2.5(d), within [***] after the date on which such accounting firm’s written report is delivered to Praxis. If, based on the results of such audit, amounts were overpaid by Praxis to RogCon, RogCon will issue to Praxis a credit in the amount of such overpayment, which credit may be applied against future royalty payments owed by Praxis to RogCon under this Agreement. RogCon and its accounting firm will treat the financial information subject to review under this Section 4.2.4 in accordance with the confidentiality provisions of ARTICLE 10.

4.2.5.	Taxes.

(a)	Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)

The Parties agree to cooperate with one another and use reasonable efforts to lawfully avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Praxis to RogCon under this Agreement. To the extent Praxis is required to deduct and withhold taxes, interest or penalties on any payment, Praxis will pay the amounts thereof to the proper governmental authority for the account of RogCon and remit the net amount (i.e., the payment net of such taxes, interest and/or penalties) to RogCon in a timely manner. Praxis will promptly furnish RogCon with proof of payment of such taxes. If documentation is necessary to secure an exemption from, or a reduction in, any withholding taxes, the Parties will provide such documentation to the extent they are entitled to do so.

(c)

RogCon will provide Praxis with any and all tax forms that may be reasonably necessary in order for Praxis to lawfully not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Following Praxis’s timely receipt of such tax forms from RogCon, Praxis will not withhold tax or will withhold tax at a reduced rate under an applicable bilateral income tax treaty, if appropriate under the applicable laws. RogCon will provide any such tax forms to Praxis upon request and in advance of the due date. Each Party will provide the other with reasonable assistance to determine if any taxes are applicable to payments under this Agreement and to enable the recovery, as permitted by Applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party who would have been entitled to receive the money but for the application of withholding tax under this Section 4.2.5.

(d)	The provisions of this Section 4.2.5 are to be read in conjunction with the provisions of Section 12.1 below.

4.2.6.	Interest. If Praxis fails to make any undisputed payment due to RogCon under this Agreement, by the deadline specified in this ARTICLE 4, interest will accrue daily at an annual rate equal to [***].

4.2.7.

Delivery of Financial Statements. RogCon shall deliver to Praxis (a) as soon as practicable, but in any event within fifteen (15) days after the end of each of the first three (3) quarters of each fiscal year of RogCon, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, and (b) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year of RogCon, an unaudited statement of income and cash flows for such fiscal year and an unaudited balance sheet and statement of stockholders’ equity as of the end of such fiscal year. All of the financial statements provided pursuant to clauses (a) and (b) above will be prepared in accordance with GAAP, except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP. In addition, RogCon shall deliver to Praxis as soon as practicable, but in any event within ninety (90) days after the Effective Date, audited statements of RogCon’s income and cash flows and an audited balance sheet and statement of stockholders’ equity for fiscal year 2018. Without limiting the foregoing, RogCon will provide Praxis with such reasonable assistance and support as may be requested by Praxis with respect to any questions Praxis has in regards to the financial statements provided to it by RogCon pursuant to this Section 4.2.7.

ARTICLE 5.

INTELLECTUAL PROPERTY

5.1

Agreement IP. Praxis will own all discoveries, inventions and creations made by or on behalf of Praxis, RogCon, or by Praxis and RogCon jointly the in the performance of activities under the Agreement “Agreement Know-How”) together with Patent Rights that claim or cover Agreement Know-How “Agreement Patents” and together with the Agreement Know-How, the “Agreement IP”). Accordingly, RogCon shall, and does hereby assign, on behalf of itself and its Affiliates and all Persons acting on its or their behalf, to Praxis, without additional compensation, all right, title and interest, including all intellectual property rights embodied therein, in and to the Agreement IP. RogCon shall cause all Persons who perform RogCon Activities under this Agreement or who conceive, discover, develop or otherwise make any Agreement Know-How to be under a valid, written obligation to assign all their right, title, and interest in any Agreement Know-How resulting therefrom to RogCon, except to the extent such assignment is prohibited under Applicable Law. Upon Praxis’ request, RogCon shall execute such documents and perform such acts as may be reasonably necessary to fully effect Praxis’ sole and exclusive ownership of the Agreement IP. As between the Parties, Praxis shall have the sole and exclusive right, but not the obligation, to file, prosecute, maintain, enforce and defend any Agreement Patents and shall bear all costs and expenses of filing, prosecuting, maintaining, enforcing and defending the Agreement Patents and RogCon shall have no rights with respect thereto. Praxis, or its outside counsel, will provide the Coordination Committee with an update of the filing, prosecution and maintenance status for each Agreement Patent on a periodic basis and an opportunity to review and comment on (but not approve) any such filings.

5.2

Prosecution of RogCon Patents. Subject to Section 5.2.2, as between the Parties, Praxis (itself or through one or more others) will have the right and responsibility to obtain, prosecute, and maintain throughout the world all Agreement Patents and RogCon Patent Rights, at Praxis’s expense. Praxis, or its outside counsel, will provide RogCon with an update of the filing, prosecution and maintenance status for each such Patent Rights on a periodic basis and will reasonably consult with and cooperate with RogCon on the preparation, filing, prosecution and maintenance of such Patent Rights, including providing RogCon with drafts of material filings in sufficient time to allow RogCon to review and comment before such filings are due. Praxis, or its outside counsel, will provide to RogCon copies of any material papers relating to the filing, prosecution and maintenance of such Patent Rights promptly upon their being filed or received. Praxis may cease prosecuting or maintaining particular applications or patents within such RogCon Patent Rights in selected jurisdictions, if Praxis determines that it is not commercially reasonable to continue such efforts (in which case the terms of Section 5.2.2 will apply).

5.2.1.

Notice of Disputes. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute or proceeding concerning the RogCon Patent Rights licensed hereunder or a Product has been initiated, which, if determined adversely to a Party, would have a material adverse effect on the licenses granted by RogCon to Praxis under this Agreement, or that would have a material adverse effect on or would materially impair either Party’s rights under this Agreement. Any information communicated pursuant to this Section 5.2.1 will be treated as Confidential Information subject to the terms of ARTICLE 10.

5.2.2.

Discontinued Patents. If, under Section 5.2, Praxis elects not to pursue or continue the filing, prosecution or maintenance of any particular applications or patents included in the RogCon Patent Rights, or any subject matter included in the RogCon Patent Rights, in any jurisdiction, Praxis will give as much advance written notice as reasonably practicable (but in no event less than [***] or, in the case of an applicable impending deadline, [***] prior to such deadline) to RogCon of any decision not to pursue or continue the preparation, filing, prosecution and maintenance of such RogCon Patent Right or subject matter included in such RogCon Patent Right (a “Discontinued Patent”). In such case, RogCon may elect to continue preparation, filing, prosecution, or maintenance of the Discontinued Patent in the select jurisdiction at its expense. Praxis will execute such documents and perform such acts as may be reasonably necessary for RogCon to continue prosecution or maintenance of the applicable Discontinued Patent.

5.2.3.

Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, maintenance, and defense of the RogCon Patent Rights at Praxis’ expense. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate to enable such other Party, to file, prosecute and maintain such RogCon Patent Rights in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution or maintenance of any such RogCon Patent Rights.

5.2.4.

For purpose of this Agreement, “prosecution and maintenance” means the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “prosecute and maintain” means to engage in prosecution and maintenance.

5.3	Enforcement and Defense of RogCon Patents.

5.3.1.

Enforcement. With respect to the RogCon Patent Rights, Praxis will have the first right, but not the obligation, at Praxis’ expense, to remove or abate any infringement or competing product in the Field (a “Competing Infringement”). If RogCon requests that Praxis act to remove or abate a Competing Infringement, and Praxis believes it is not commercially appropriate to take such actions, the Parties will meet and discuss in good faith such circumstances and seek to reach agreement on what appropriate steps to take to cause such Competing Infringement to end in a commercially appropriate manner. If Praxis fails to take steps to initiate the process to remove or abate any such Competing Infringement with respect to a RogCon Patent Right within [***] following a written request from RogCon to act to remove or abate such infringement, or earlier notifies RogCon in writing of its intent not to take such steps, RogCon will have the right to do so at its expense unless Praxis notifies RogCon of a strategic rationale in good faith for non-enforcement of such RogCon Patent Rights. Any strategic rationale will be considered as made in good faith by Praxis if such strategic rationale is for any reason other than to avoid or reduce any payments payable to RogCon as set forth in ARTICLE 4. Praxis will have the right, at its own expense, to be represented in any such action brought by RogCon.

5.3.2.

Defense of IP. In the event that an action alleging invalidity, unenforceability or noninfringement of any of the RogCon Patent Rights shall be brought against RogCon or Praxis (whether as an independent action or as a counterclaim of a suit filed by Praxis or RogCon pursuant to Section 5.3.1), Praxis, at its sole option, shall have the right, within [***] after the commencement of such action, to take or regain control of the action at its own expense. If Praxis shall determine not to exercise this right, then RogCon may take over or remain as lead counsel for the action at its sole expense. In addition, in the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, Praxis alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with Praxis’ exercise of RogCon IP, Praxis shall have the right to defend, settle or compromise such action, suit or proceeding, at its own expense; provided, that Praxis shall have no right to deny the validity of any patent, patent claim, or patent application included in the RogCon Patent Rights in any compromise or settlement of any claim or suit without the express prior written consent of RogCon.

5.3.3.

Cooperation. The Party not enforcing or defending the applicable Patent Rights will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages with respect to a Competing Infringement. If any Third Party asserts in writing or in any legal proceeding that any RogCon Patent Right is unenforceable based on any term or condition of this Agreement, the Parties will amend this Agreement as may reasonably be required to effect the original intent of the Parties, including preserving the enforceability of such RogCon Patent Right.

ARTICLE 6.

IONIS AGREEMENT

6.1

General. Praxis will not amend or waive any right under the Ionis Agreement in any way that would materially adversely affect RogCon or its rights herein, except with RogCon’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.2

Notices. In the event that Praxis receives any written notice from Ionis either (a) related to material matters related to the Product or (b) informing Praxis that it has breached any provision of the Ionis Agreement or that Ionis intends or is threatening to terminate the Ionis Agreement, Praxis will give prompt written notice thereof to RogCon.

6.3	Cessation of the Ionis Agreement by Praxis.

6.3.1.

Notice. Praxis agrees to provide RogCon with prompt written notice of any intention to issue a notice of termination under the Ionis Agreement (the “Cessation Notice Period”) and will provide in such notice to RogCon the basis for any such termination. Additionally Praxis will promptly notify RogCon if it makes a determination that it does not intend to exercise the Option under the Ionis Agreement. In either case (Praxis’ intent to terminate or not exercise the Option, a “Cessation Event”), then at RogCon’s reasonable request Praxis and RogCon will meet to discuss the basis for Praxis’ decision and, if applicable, RogCon’s desire to accept assignment of the rights and obligations of Praxis under the Ionis Agreement. If RogCon notifies Praxis that it desires to assume Praxis’ rights and obligations under the Ionis Agreement then, upon RogCon’s reasonable request, Praxis will provide reasonable cooperation and assistance to RogCon, including providing Ionis with copies of documentation supplied to Praxis by RogCon regarding RogCon’s financial status, as may be necessary for RogCon to demonstrate to Ionis that RogCon meets the Assignment Criteria (as defined below).

6.3.2.

Assignment. In the event of a Cessation Event and subject to RogCon meeting the criteria set forth in Section 17.1.2(b) of the Ionis Agreement (“Assignment Criteria”) and the satisfaction of the conditions to assignment set forth in Section 17.1.2(b) of the Ionis Agreement (the “Assignment Conditions”), at the request of RogCon, Praxis shall assign Praxis’s rights and obligations under the Ionis Agreement to RogCon. For clarity, Praxis agrees to not take any actions to directly effect a termination of the Ionis Agreement during the Cessation Notice Period.

ARTICLE 7.

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Representations, Warranties and Covenants of Both Parties. Each Party hereby represents, warrants and, where specified, covenants as of the Effective Date to the other Party that:

7.1.1.

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

7.1.2.

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of credit or rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

7.1.3.

all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

7.1.4.

the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the certificate of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

7.2	RogCon Representations, Warranties and Covenants. RogCon hereby represents, warrants and covenants to Praxis that:

7.2.1.

As of the Effective Date, APPENDIX 2 contains a complete and accurate list of all Patent Rights Controlled by RogCon that are necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise exploit Product in the Field;

7.2.2.

As of the Effective Date, all issued Patent Rights within the RogCon Patent Rights are in full force and effect, have been filed, prosecuted and maintained in good faith, and, to the best of RogCon’ knowledge, are valid and enforceable;

7.2.3.

As of the Effective Date, RogCon has sufficient legal and/or beneficial title and ownership or right to license (or sublicense as the case may be) with respect to the RogCon IP as is necessary to fulfill its obligations under this Agreement and to grant the rights and licenses (or sublicenses as the case may be) granted to Praxis pursuant to this Agreement;

7.2.4.

To RogCon’s actual knowledge as of the Effective Date, no actions, suits, claims, disputes or proceedings concerning the RogCon Patent Rights are currently pending or are threatened in writing, that if determined adversely to RogCon would have an adverse effect on RogCon’s ability to grant the licenses to Praxis under this Agreement, or that would have an adverse effect on or would impair Praxis’s right to practice the rights and licenses granted under this Agreement by RogCon to Praxis;

7.2.5.	RogCon has, or will subcontract for, the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement;

7.2.6.	RogCon will at all times comply with all Applicable Laws in the performance of its rights and obligations under this Agreement;

7.2.7.

As of the Effective Date, there are no agreements between RogCon and any Third Party pursuant to which RogCon obtained rights to any Patent Rights or Know-How licensed hereunder (each, a “In-License Agreement”);

7.2.8.

In the event that RogCon enters into any In-License Agreements after the Effective Date, RogCon will (a) comply in all material respect with all terms and conditions of such In-License Agreements relating to RogCon’ rights to RogCon IP, (b) not terminate any of RogCon’s licenses or rights to RogCon IP under such In-License Agreements; (c) not amend such In-License Agreements in any way that would limit, modify or restrict Praxis’s rights and licenses hereunder or increase or modify Praxis’s obligations hereunder, or (d) not waive any rights under any In-License Agreements in a manner that would adversely affect the rights and licenses granted to or obligations undertaken by Praxis hereunder, except in each case (a)-(d) with Praxis’s prior written consent; and

7.2.9.

Except with respect to the RogCon-Ionis Agreement, as of the Effective Date, RogCon has not granted, and during the Term will not grant, any right or license to any Third Party under the RogCon IP or relating to Product for the Field that would conflict with or limit the scope of any of the rights or licenses granted under this Agreement by RogCon to Praxis.

7.3

DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 7, PRAXIS AND ROGCON MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PRAXIS AND ROGCON EACH SPECIFICALLY DISCLAIM ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 8.

INDEMNIFICATION; INSURANCE

8.1

Indemnification by Praxis. Praxis will indemnify, defend and hold harmless RogCon and its Affiliates, and its or their respective directors, officers, employees and agents (each, an “RogCon Indemnitee”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professionals (collectively, “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based on:

8.1.1.

the negligence, recklessness or willful misconduct of Praxis, its Affiliates and/or others acting on their behalf or under their authority and its or their respective directors, officers, employees and agents, in connection with Praxis’s performance of its obligations or exercise of its rights under this Agreement;

8.1.2.	any breach of any representation or warranty or express covenant made by Praxis in this Agreement;

8.1.3.

the Development, Commercialization or manufacture of a Product by and/or on behalf of Praxis or its Affiliates and/or others acting on their behalf or under their authority, including handling and storage by and/or on behalf of Praxis or its Affiliates and/or others acting on their behalf or under their authority; except, in each case above, to the extent such Losses arose out of or resulted from (a) the gross negligence, recklessness or willful misconduct of any RogCon Indemnitee, (b) any breach by RogCon of any of its representations, warranties or covenants in this Agreement, or (c) any breach of Applicable Law by any RogCon Indemnitee.

8.2

Indemnification by RogCon. RogCon will indemnify, defend and hold harmless Praxis and its Affiliates, and its or their respective directors, officers, employees and agents (each, a “Praxis Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Claims based on:

8.2.1.

the negligence, recklessness or willful misconduct of RogCon and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with RogCon’ performance of its [obligations or exercise of its rights] under this Agreement; or

8.2.2.

any breach of any representation or warranty or express covenant made by RogCon in this Agreement; except, in each case above, to the extent such Losses arose out of or resulted from (a) the gross negligence or willful misconduct of any Praxis Indemnitee, (b) any breach by Praxis of any of its representations, warranties or covenants in this Agreement, or (c) any breach of Applicable Law by any Praxis Indemnitee.

8.3

Procedure. If an RogCon Indemnitee or Praxis Indemnitee seeks indemnification, such RogCon Indemnitee or Praxis Indemnitee will inform the indemnifying Party, in writing, of a Claim as soon as reasonably practicable after such RogCon Indemnitee or Praxis Indemnitee receives notice of such Claim (it being understood and agreed, however, that any failure by an RogCon Indemnitee or Praxis Indemnitee to give such a timely notice will not relieve the indemnifying Party of its indemnification obligations under this Agreement, except to the extent that the indemnifying Party is actually prejudiced as a result of such failure to timely give notice) and permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided that such settlement or compromise does not admit any fault or negligence on the part of the RogCon Indemnitee or Praxis Indemnitee, as applicable, or impose any obligation on, or otherwise materially adversely affect, the RogCon Indemnitee or Praxis Indemnitee). Notwithstanding the forgoing, the RogCon Indemnitees or Praxis Indemnitees, as applicable, will have the right to participate in such action or proceeding and to retain its own counsel but the indemnifying Party will not be liable for any legal expenses of other counsel subsequently incurred by such RogCon Indemnitee or Praxis Indemnitee in connection with the defense thereof unless (a) the indemnifying Party has agreed to pay such fees and expenses, (b) the indemnifying Party will have failed to employ counsel reasonably satisfactory to the RogCon Indemnitee or Praxis Indemnitee, as applicable, in a timely manner, or (c) the RogCon Indemnitee or Praxis Indemnitee will have been advised by counsel that there are actual or potential conflicting interests between the indemnifying Party and the RogCon Indemnitee or Praxis Indemnitee, including situations in which there are one or more legal defenses available to the RogCon Indemnitee or Praxis Indemnitee that are different from or additional to those available to the indemnifying Party.

8.4

Insurance. Praxis will maintain at its sole cost and expense, a liability insurance program (including clinical trials and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto. At a minimum, Praxis will maintain, in force from 30 days prior to enrollment of the first patient in a Clinical Trial involving a Product until at least one year after the completion of all applicable Clinical Trials, at its sole cost, a [***] insurance policy providing coverage of at least [***] per claim and annual aggregate. Further, at least [***] before Praxis initiates the First Commercial Sale of any Product hereunder, Praxis will procure and maintain until at least one year after Praxis’s cessation of Commercialization a [***] insurance policy providing coverage of the greater of (a) [***] per claim and annual aggregate or (b) in such amount and with such scope as is, at the date of the First Commercial Sale of any Product, considered sufficient in the industry for a prudent biotechnology company, having regard to the particular Products being commercialized. As applicable, Praxis will name RogCon as an additional insured and will upon request provide RogCon with a certificate of insurance. Praxis will promptly notify RogCon of any material change in insurance coverage or lapse in coverage.

8.5

TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, EXCEPT FOR BREACHES OF SECTION 3.4 (EXCLUSIVITY COVENANTS), ARTICLE 11 (CONFIDENTIALITY) AND EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 8, NEITHER ROGCON NOR PRAXIS WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE ACTIVITIES TO BE CONDUCTED PURSUANT TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 9.

TERM; TERMINATION

9.1

Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 9 will continue in full force and effect until the later of (a) expiration of all Patent Rights within the RogCon Patents, (b) Praxis and its Affiliates certify that they have abandoned the Research, Development and Commercialization of Product with no intention to re-establish such activities and (c) no Third Party is obligated to pay Praxis or its Affiliates any amounts that would comprise Net Sublicense Revenue (the “Term”).

9.2	Termination of the Agreement.

9.2.1.

Termination for Material Breach. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. To the extent the breach is capable of being cured, the allegedly breaching Party will have [***] to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such notice); provided that, in the case of a breach other than a breach involving the failure to make a payment when due, if the breaching Party uses Commercially Reasonable Efforts to cure such breach within the applicable [***] cure period but requires additional time to cure such breach, such [***] cure period will be extended until the earlier of [***] following the notice of breach or such time as the breaching Party is no longer using Commercially Reasonable Efforts to cure such breach. If the Party alleged to be in breach disputes such breach in good faith, then the other may not terminate unless it has been determined in accordance with Section 12.4.2 that this Agreement was breached and the breaching Party fails to cure such breach in accordance with this Section 9.2.1 following such determination.

9.2.2.

Termination by Praxis. This Agreement may be terminated by Praxis, without cause, upon [***] written notice to RogCon, provided that no such termination shall be effective unless the Ionis Agreement is also terminated or assigned to RogCon.

9.2.3.

Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within 90 days after the filing thereof; or if the other Party proposes to be or is a party to any dissolution or liquidation; or if the other Party makes an assignment of substantially all of its assets for the benefit of creditors. Notwithstanding any further rights under Applicable Law, upon written request of the other Party, the Party filing for bankruptcy, insolvency or a similar proceeding as set forth in this Section 9.2.3 will promptly provide to such other Party all information and documents necessary to prosecute, maintain and enjoy its rights under the terms of this Agreement.

9.3	Consequences of Termination of this Agreement.

9.3.1.

Return of Information and Materials; Termination of License. Upon termination of this Agreement by either Party pursuant to this ARTICLE 9, (a) all rights and licenses granted by RogCon to Praxis hereunder will be divested from Praxis and will revert back to RogCon and (b) each Party will return to the other Party (or destroy, as directed by such Party) all data, files, records and other materials containing or comprising such Party’s Confidential Information. Notwithstanding the foregoing, each Party will be permitted to retain one copy of such data, files, records, and other materials for archival purposes and for regulatory compliance.

9.3.2.

Sublicense Survival. If this Agreement terminates for any reason, then, at Praxis’s request, any Sublicense will survive and the sublicensee will, from the effective date of such termination, become a direct licensee of RogCon with respect to the rights sublicensed to the sublicensee by Praxis; so long as (a) Praxis has provided RogCon a complete copy of the applicable Sublicense and paid RogCon any Net Sublicense Revenue associated therewith, (b) such sublicensee is not in breach of its Sublicense, (c) such sublicensee continues to comply with all of the terms of the Sublicense, including the obligations of this Agreement imposed on sublicensee by the Sublicense, and (d) such sublicensee agrees to continue to pay directly to RogCon the portion of such sublicensee payments under the Sublicense due to RogCon under this Agreement. Praxis agrees that it will confirm clause (a) of the foregoing in writing at the request and for the benefit of RogCon and if requested, the sublicensee.

9.4	Accrued Rights; Surviving Obligations.

9.4.1.

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

9.4.2.

Survival. ARTICLE 1, ARTICLE 8, ARTICLE 11 (but only for the period of time specified in Section 11.1) and ARTICLE 12 and Section 3.3, Section 4.2 (with respect to amounts due or payable under Section 9.4.1), Section 5.3 (with respect to any proceeding ongoing as of the date of termination or expiration), Section 7.3, Section 9.3 and Section 9.4 of this Agreement will survive expiration or termination of this Agreement for any reason.

9.4.3.

Rights in Bankruptcy. All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it upon the non-subject Party’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10.

[Reserved]

ARTICLE 11.

CONFIDENTIALITY

11.1

Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (c) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party (such consent not to be unreasonably withheld, conditioned or delayed), except for disclosures expressly permitted by this Agreement, and (d) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

11.2

Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

11.2.1.	filing, prosecuting and maintaining patent applications and patents in accordance with this Agreement;

11.2.2.

communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

11.2.3.	prosecuting or defending litigation or other resolution mechanisms hereunder;

11.2.4.

complying with Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (a) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (b) such disclosure is made in accordance with Section 11.3 or Section 11.4 as applicable;

11.2.5.

disclosure, in connection with the performance of this Agreement or exercise of its rights hereunder and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, and in the case of RogCon, potential or actual assignees of the payments, in each case of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 11; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 11 to treat such Confidential Information as required under this ARTICLE 11; and

11.2.6.

in the case of Praxis, its Affiliates and sublicensees, use and disclosure of RogCon IP licensed to Praxis under this Agreement in the ordinary course of the exercise of the rights and licenses granted to Praxis hereunder and in the performance of its duties and obligations under the Ionis Agreement.

If Confidential Information is disclosed in accordance with this Section 11.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 11.3 and Section 11.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to the applicable subsection of this Section 11.2 before making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.3

Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Applicable Law; provided, however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required, whether or not a protective order or other similar order is obtained by the Disclosing Party.

11.4

Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this Section 11.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

11.5

Injunctive Relief. The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this ARTICLE 11 by either Party. Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach of this ARTICLE 11.

11.6

Press Releases. If requested by RogCon from time to time, Praxis will discuss in good faith the right for RogCon to disclose to patient groups and others certain advances with respect to the Product. For clarity, any press release or other form of public communication or disclosure proposed to be made by RogCon in relation to the Product will be subject to Praxis’ prior written approval, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 12.

MISCELLANEOUS

12.1

Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that (a) Praxis may assign this Agreement to Ionis if RogCon fails to achieve the Assignment Criteria or RogCon notifies Praxis that it does not desire to have the Ionis Agreement assigned to it or (b) each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction. Any purported assignment or transfer made in contravention of this Section 12.1 will be null and void.

12.2

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

12.3	Governing Law; Jurisdiction; Venue.

12.3.1.	This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to any rules of conflicts of laws.

12.3.2.

Subject to Section 12.4, each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the District of Massachusetts (or, if but only if such court lacks, or will not exercise, subject matter jurisdiction over the entirety of the dispute, the Superior Court of the Commonwealth of Massachusetts sitting in the County of Suffolk).

12.3.3.

Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability or infringement of any Patent Rights will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

12.4	Dispute Resolution.

12.4.1.

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any such dispute between the Parties will, except to the extent expressly provided otherwise herein, be promptly presented to the Chief Executive Officer of Praxis and the Chief Executive Officer of RogCon (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree on the resolution of the dispute, controversy or claim. If any such dispute cannot be resolved within [***] of presentation to the Senior Representatives, or their respective designees, for resolution, then, except as stated otherwise in this Agreement, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this Section 12.4. For clarification, any dispute relating to the validity or scope of any Patent Rights will not be subject to arbitration.

12.4.2.	Arbitration.

(a)

Except to the extent that this Agreement identifies a Party who will have final decision-making authority over the matter, if the Parties fail to resolve the dispute through their Senior Representatives or their respective designees, then a Party may submit such dispute to arbitration by notifying the other Party, in writing of such dispute. Within [***] after receipt of such notice, the Parties will designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***] period, the arbitrator will be selected by the Boston, Massachusetts office of the JAMS. The arbitrator will be a lawyer or retired judge knowledgeable and experienced in the Applicable Law concerning the subject matter of the dispute. In any case, the arbitrator will not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The place of arbitration will be Boston, Massachusetts. Either Party may apply to the arbitrator for the interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(b)

Within [***] after the appointment of the arbitrator, the arbitrator and the Parties will meet, and each Party will provide to the arbitrator a written summary of all disputed issues, and such Party’s position on such disputed issues.

(c)

The arbitrator will set a date for a hearing, which will be no later than [***] after the submission of the Parties’ summary of issues under Section 12.4.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be governed by the JAMS Streamlined Rules applicable at the time of the notice of arbitration pursuant to Section 12.4.2(a); provided, however, that the Federal Rules of Evidence will apply with regard to the admissibility of evidence in such hearing. In any such arbitration proceeding, the Parties will be entitled to all remedies to which they would be entitled in a United States District Court and to full discovery to the same degree permitted under the Federal Rules of Civil Procedure, including monetary damages, injunctive relief, termination of licenses or assignment of rights to a Product to either of the Parties.

(d)

The arbitrator will use his or her best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 12.4.2(c). The determination of the arbitrator as to the resolution of any dispute will be binding and conclusive on all Parties. All rulings of the arbitrator will be in writing and will be delivered to the Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator will render a “reasoned decision” within the meaning of the JAMS Streamlined Rules, which will include findings of fact and conclusions of law.

(e)

Each Party will bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and will pay an equal share of the fees and cost of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, cost and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

(f)

Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties. No arbitration may be initiated after the date when a legal or equitable claim would otherwise be barred by the applicable statute(s) of limitations.

12.5

Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement, injunctive or equitable relief would be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim will be subject to arbitration pursuant to Section 12.4.2.

12.6

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God, war, terrorism, civil commotion, fire, flood, earthquake, tornado, tsunami, explosion, storm, pandemic, epidemic or failure of public utilities or common carriers. In such event the Party so failing or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time the Parties will negotiate in good faith any permanent or transitory modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

12.7

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), e-mail transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to RogCon, addressed to:	RogCon, Inc. 4410 Prairie Avenue Miami, FL 33140 Attention: Alex Nemiroff alex@rogconbio.com

If to Praxis, addressed to:	Praxis Precision Medicines, Inc. One Broadway Street 16th Floor Cambridge, MA 02142 Attention: Chief Business Officer stuart@praxismedicines.com or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any notice given hereunder will be deemed to have been given (a) when delivered, if delivered personally or by e-mail, unless delivery occurs on a weekend or Federal holiday, in which case the date of delivery will be the next Business Day; (b) on the next Business Day after deposit, if sent by overnight express courier service; and (c) on the third Business Day after the date of mailing, if sent by mail.

12.8

Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

12.9

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

12.10

Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) together with any Consulting Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by an authorized representative of each Party.

12.11

Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor of the other. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

12.12

Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, Appendix or Schedule means a Section of, or Schedule or exhibit or Appendix to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to U.S. dollars, and (h) the headings contained in this Agreement, in any exhibit or Appendix or Schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.13

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate to carry out the expressly stated purposes and the clear intent of this Agreement.

12.14

Construction. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

12.15	Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply.

12.16

Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in .PDF format will be treated as original signatures.

12.17

No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

PRAXIS PRECISION MEDICINES, INC.

By: /s/ Kiran Reddy

Name: Kiran Reddy

Title: President & CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

ROGCON INC.

By:	/s/ Alex Nemiroff
Name:	Alex Nemiroff
Title:	Chief Executive Officer

List of Appendices

APPENDIX 1—Definitions

APPENDIX 2—RogCon Patent Rights

Appendix 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if it (a) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Commitment Period’ means the period beginning on the Effective Date and continuing through the First Commercial Sale of any Product in any Major Market.

“Net Incentive Value” means the aggregate sale price received by Praxis or any of its Affiliates from a sale to a Third Party of a priority review voucher awarded to Praxis or its Affiliates by the FDA or other U.S. governmental agency with respect to a Product (a “Voucher”), including all monies, cash equivalents and the fair market value of other consideration, less (a) all reasonable out-of-pocket expenses incurred by Praxis or its Affiliate directly related to marketing and selling the Voucher, including legal fees, financial advisor fees and Third Party broker or finder fees paid to Third Parties and (b) any amount paid or payable to Ionis with respect thereto under the Ionis Agreement.

“Net Product Revenues” means (a) gross amounts invoiced for the sale of Product by Praxis or its Affiliates less (b) (i) amounts paid or payable to Ionis with respect to such Product under the Ionis Agreement, (ii) amounts paid or payable to Third Parties for access to technology or intellectual property incorporated or used for such Product, (iii) direct and indirect costs (e.g., discounts, allowances, rebates, payments to third parties, cost of goods sold, sales, general and administrative costs, and taxes, costs and expenses associated with any post-marketing studies required by a Regulatory Authority) actually incurred by Praxis or it Affiliate and allocable to such Product in accordance with GAAP and (iv) Losses actually paid or incurred by Praxis in connection with Praxis’ defense of any Third Party challenge to the RogCon Patent Rights or any assertion of infringement or misappropriation of any Third Party’s intellectual property rights.

“Net Profits’’ means, with respect to a particular period, any and all (a) Net Product Revenues, (b) Net Sublicense Revenues, (c) Net Recoveries and (d) Net Incentive Value.

“Net Recoveries” means (a) all damages or other monetary awards recovered or amounts received in settlement of any action for a Competing Infringement by Praxis or its Affiliates less (b) (i) reasonable out-of-pocket costs incurred by Praxis or its Affiliates in connection with such action and (ii) amounts paid or payable to Ionis with respect thereto under the Ionis Agreement.

“Net Sublicense Revenues” means any consideration, cash or nonmonetary, that Praxis receives from a sublicensee under any agreement or series of agreements that include the grant of any Sublicense (or right to receive a Sublicense), including but not limited to license fees, option fees, up-front payments, milestone payments, royalties, royalty pre-payments, profit sharing, license maintenance fees and payments for Praxis equity above the fair market value of such equity, other than: (a) payments expressly stated in the applicable agreement to reimburse Praxis for costs Praxis is expressly committed to incur and has incurred under a plan and budget codified in the applicable agreement (including equipment purchases and personnel actually provided by Praxis) in the development of Products which are the subject matter of such Sublicense, (b) reimbursement of the milestone payment paid by Praxis for the milestone event in Section 4.1.4 hereunder, (c) amounts incurred with respect to the filing, prosecution or maintenance of any RogCon Patent Rights, (d) bona fide loans or other debt obligations (unless and until forgiven), (e) amounts received from any Third Party for the purchase of equity at fair market value. If Praxis receives any non-cash Net Sublicense Revenue, Praxis will pay RogCon, at RogCon’s election, either (i) a cash payment equal to the fair market value of RogCon’s portion of the Net Sublicense Revenue or (ii) the in-kind portion, if practicable, of the Net Sublicense Revenue. To the extent that Net Sublicense Revenue represents an unallocated combined payment for amounts received both (1) in consideration of the grant of a Sublicense, and (2) in connection with other intellectual property, undertakings or subject matter, such Net Sublicense Revenue for calculating payments due to RogCon will be reasonably allocated in good faith by agreement of the Parties, such agreement not to be unreasonably withheld, conditioned or delayed by either Party, between (1) and (2) based on their relative value. For clarity, amounts received by Praxis, its Affiliates or their stockholders in a sale of all or substantially all of Praxis’s or its Affiliate’s assets or business, whether by merger, sale of assets or otherwise, shall not be Net Sublicense Revenue.

“RogCon IP” means the RogCon Know-How and RogCon Patent Rights.

“RogCon Know-How” means any and all Know-How Controlled by RogCon or its Affiliates at any time during the Term that is reasonably necessary for the Research, Development or Commercialization of the Development Candidate or any [***] within the Field.

“RogCon Patent Rights” means any and all Patent Rights Controlled by RogCon or its Affiliates at any time during the Term claiming (specifically or generically) (a) compositions of matter of any Development Candidate or [***] (or any formulation thereof), (b) methods or processes for the manufacture or synthesis of any Development Candidate or [***] (or any formulation thereof) or (c) methods of use, administration or formulation of any Development Candidate or [***] (or any formulation thereof) for the Field.

APPENDIX 2

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